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                                  Exhibit 99.2

                                                  [AVNET LOGO]

                                                  Roy A. Vallee
                                                  Vice Chairman, President and
                                                  Chief Operating Officer


                                May 28, 1998


VIA FACSIMILE

Keith Williams, President
Avnet EMG International
Grange Court
Purtenhall Road
Keysoe
Beds, England MK44 2HR

Dear Keith:

Re:  Terms of Employment

Dear Mr. Williams:

Pursuant to our recent discussions, this is to confirm the following:

1. In accordance with the Contract of Employment between Avnet-Access Ltd. (now called Avnet EMG Ltd.)("Avnet") and yourself dated July 22, 1992 (the "Employment Contract"), you are being given three years notice of termination of your employment with effect from June 1, 1998 (such date has been arrived at with your consent). Your existing salary and benefits will continue to be paid during this period unless the provisions of clause 4 below become applicable.

2. With effect from June 1, 1998 your role and responsibilities will change as you will be on a personal leave of absence for an unspecified period to be mutually agreed, although the remaining terms of your Employment Contract will otherwise continue to apply.

3. It is agreed that your target compensation per year is currently (Pound Sterling)320,000 -- base salary (Pound Sterling)205,000, bonus (Pound Sterling)115,000. The formula is set out in the attachment hereto. This target compensation pursuant to the attached formula will continue to be paid during your personal leave of absence.

4. Upon the conclusion of your personal leave of absence, in the event Avnet does not offer you your current role or another role or responsibility you find acceptable, then the following will apply:

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(a)   You will be entitled to receive the balance of three years remuneration in a lump sum, such remaining time period to be from the conclusion of your personal leave of absence to May 31, 2001( the "Remuneration"). For this purpose, Remuneration is defined as:

     (I) Base Annual Salary at date of departure pursuant to your most recent pay plan at the time of departure, plus

     (ii) Annual Bonus equal to the average of your last three (3) full fiscal years' bonuses prior to departure, plus

     (iii) Pension and Widows Benefit contributions at 10% of Base Annual Salary and Annual Bonus combined, plus

     (iv)  BUPA and PHI Contributions, plus

     (v)  Private Petrol Allowance at (Pound Sterling)150 per month.

(b) By way of illustration, if you leave Avnet's employment on May 31, 1999 with 2 years of your notice period remaining, the Remuneration would be as indicated below, assuming the bonus earned for the prior three full fiscal years (F/Y's 96, 97 and 98) was (Pound Sterling)106,419,(Pound Sterling) 61,923, and (Pound Sterling)105,100 (estimated amount), respectively; the average of those three years therefore being (Pound Sterling)91,147.

        Salary                                  (Pound Sterling)205,000
        Bonus Entitlement                                        91,147
        Pension/Widow's Benefit Contribution                     29,615
        BUPA/PHI Contributions                                    3,000
        Petrol Allowance                                          1,800
                                                -----------------------

        Total Annual Remuneration                               330,562

        Period remaining on Employment Contract               x 2 years
                                                -----------------------
        Remuneration                            (Pound Sterling)661,124
                                                -----------------------

        The payment of the Remuneration will be less such Income Tax and National Insurance as Avnet is obliged by law to deduct.

(c) You may retain your company car, currently a Mercedes 500SL, License No. L50 0BM (the "Car"). Income Tax and National Insurance contributions as the company is obliged by law to deduct in respect of the transfer of ownership in the Car shall be deducted from the Remuneration.
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     (d) You acknowledge and agree that clause 12 (Confidentiality) and clause
15 (Protective Covenants) of your Employment Contract will continue if effect through May 31, 2001, and in particular you will not reveal any company-confidential information or compete with Avnet in any respect mentioned in clause 15 through May 31, 2001.

     (e) If you leave the employ of Avnet at or prior to May 31, 2001, Avnet will thereupon enter into a consulting agreement with you for a nominal fee of $1 per year, whereby you will agree to provide certain consultancy services to Avnet. The consulting agreement will be for a period of two years from your date of departure, or September 30, 2001, whichever is the later date. Any outstanding non-qualified stock options under the various Avnet, Inc. non-qualified stock option plans that have been granted to you prior to the date of termination of your employment will continue to vest and be exercisable for the duration of the consulting agreement pursuant to the terms of those stock option plans.

Please acknowledge your understanding of and agreement to this arrangement by signing below where indicated.


                                        Sincerely,

                                        /s/ Roy Vallee
                                        --------------
                                            Roy Vallee


AGREED:


/s/ Keith Williams
------------------
    Keith Williams




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a) EMEA

       Current year profit [times] target
       Previous year profit

       - profit is defined as operating profit (EMEA) adjusted for net interest.
       - profits are calculated in constant dollars

b) Avnet, Inc.

       Current year profit [times] target
       Previous year profit

       - the factor used in the example is

       CY 1998  April YTD = 145 = 0.98
       -------              ---
       CY 1997  April YTD   148

c) Total FY '98 estimate

                    TARGET                    FORECAST
       EMEA         [Pound Sterling] 95k      [Pound Sterling] 86.5k
       Avnet, Inc.  [Pound Sterling] 20k      [Pound Sterling] 19.6k
       Total        [Pound Sterling]115k      [Pound Sterling]105.1k

       - the EMEA forecast was evaluated by Mike Mason, but is based on achieving the Q4 forecast and therefore may be overstated.